Exhibit 99

                         [COMMONWEALTH BANCORP, INC. LOGO]


For release:	IMMEDIATELY

Contacts:	      For Commonwealth Bancorp, Inc.
                  Charles M. Johnston
                  Chief Financial Officer
                  610-313-2189

                  For American Home Mortgage Holdings, Inc.
                  Sanuber Bilguvar
                  Ogilvy Public Relations Worldwide
                  212-880-5329

                COMMONWEALTH BANK COMPLETES SALE OF MORTGAGE LOAN
           PRODUCTION OFFICES TO AMERICAN HOME MORTGAGE HOLDINGS, INC.

NORRISTOWN, PA, March 30, 2001 - Commonwealth Bank, a subsidiary of Commonwealth Bancorp, Inc. (Nasdaq: CMSB), today announced that it has completed the previously announced sale of the Pennsylvania and Maryland loan production offices of its residential mortgage division, ComNet Mortgage Services, to American Home Mortgage Holdings, Inc. (Nasdaq: AHMH) of Melville, NY.

Commonwealth will continue to provide mortgage loans and services at all of its 60 branch locations through an agreement with American Home Mortgage Holdings. Most employees who worked for ComNet Mortgage Services will be retained by American Home Mortgage Holdings.

As previously announced, Commonwealth will record a one-time pre-tax charge of between $2.0 million and $2.5 million in the first quarter of 2001 to reflect expenses associated with the sale of the loan production offices and the outsourcing of the mortgage servicing function. The outsourcing of the mortgage servicing function is expected to be finalized in the second quarter of 2001.

Commonwealth President and Chief Operating Officer, Patrick J. Ward, stated, "This represents a significant step forward for Commonwealth and its shareholders. We're repositioning a business that no longer complements our long-term strategy, while customers will enjoy an expanded mortgage product line, served by many of the same people with whom they've always dealt."

"We're excited about our strategic partnership with Commonwealth Bank and our ability to add to the level of products and services being offered to their mortgage customers," said Richard Loeffler, Executive Vice President of American Home Mortgage. Mr. Loeffler continued, "Like our other offline acquisitions over the past 15 months, this transaction will be immediately accretive to earnings, and will further expand our franchise in the Maryland and eastern Pennsylvania markets."








Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 60 branches throughout southeast Pennsylvania.

American Home Mortgage Holdings is a leading independent retail originator of residential mortgage loans both online and offline. Its online operation, MortgageSelect.com is ranked #3 among active lenders in closed loan volume, and has outperformed its online competitors in terms of profitability. Offline, the Company has grown organically and by acquisition and now has 53 community loan offices in 12 states across the country. For additional information please visit the Company's Website at www.mortgageselect.com.

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Certain statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of market and other factors.